  Exhibit 99.1

CorMedix Inc. Announces New Appointments to Senior Leadership Team

Robert W. Cook, International Biopharma Finance Expert, Appointed Chief Financial Officer

Judith R. Abrams, M.D., Clinical Development Veteran, Appointed Chief Medical Officer

Bedminster, NJ – February 1, 2017 – CorMedix Inc. (NYSE MKT: CRMD), a biopharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of infectious and inflammatory diseases, today announced the addition of two members to its senior leadership team. Robert W. Cook was appointed Chief Financial Officer and Judith R. Abrams, MD., FRCPC, was appointed to the new role of Chief Medical Officer.

Mr. Cook brings 25 years of international experience in senior financial leadership roles in the healthcare finance, pharmaceutical, and medical technology sectors and will be responsible for the finance function including budgeting, forecasting, financial compliance, reporting and business development. Dr. Abrams brings nearly 25 years’ experience in the pharmaceutical industry to CorMedix and will be responsible for spearheading the development of the Company’s internal pipeline of clinical and preclinical candidates, including Neutrolin.

Khoso Baluch, Chief Executive Officer of CorMedix, said, “We are pleased to welcome Robert and Judith to CorMedix at an important stage in our business progression. Robert brings a wealth of experience as a biopharma public company CFO, while Judith has an outstanding track record in worldwide clinical development. The appointment of these two senior executives brings in powerful additional resources for CorMedix as we continue to advance Neutrolin® through its pivotal trials toward potential approval. In addition, I want to thank James Altland, who has served as interim Chief Financial Officer since October 2015, for his contributions to the team.”

Mr. Cook most recently served as Chief Financial Officer of Bioblast Pharma Ltd. His prior pharma experience includes appointments at Strata Skin Sciences as well as Immune Pharmaceuticals and its predecessor EpiCept Corporation, including one year as Interim President and CEO of EpiCept in which he completed the reverse merger of EpiCept into Immune. Previously he served as CFO of publicly-held Pharmos Corporation. Mr. Cook began his career in financial services at Chase Manhattan and he also held a position as a Vice President in the Healthcare Group at General Electric Capital Commercial Finance. Mr. Cook holds a B.S. in Finance, magna cum laude, from The American University, in Washington, DC.

Most recently, Dr. Abrams served as Head of Celgene Corporation’s Otezla (Apremilast) Global Clinical Submission Team where she led all clinical activities supporting the global submission through approval and launch of Otezla. Previously, Dr. Abrams has held positions of increasing responsibility managing the clinical development of a portfolio of products across all phases of clinical development at Novo Nordisk, Inc., NPS Pharmaceuticals, Inc., Johnson & Johnson PRD, Novartis Pharmaceuticals Corporation, Amgen Inc., and Bristol-Myers Squibb PRI. Dr. Abrams received her MD. and completed fellowships in Internal Medicine and Rheumatology at the University of Toronto Faculty of Medicine. She completed a post-doctoral research fellowship at Stanford University School of Medicine, Division of Immunology where she subsequently became a member of the clinical faculty. Dr. Abrams is Adjunct Associate Professor, Department of Medicine, New York University School of Medicine.

About CorMedix Inc.
CorMedix Inc. is a biopharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of infectious and inflammatory disease. The Company is focused on developing its lead product Neutrolin®, a novel, non-antibiotic antimicrobial solution designed to prevent costly and dangerous bloodstream infections associated with the use of central venous catheters. Such infections cost the U.S. healthcare system approximately $6 billion annually and contribute significantly to increased morbidity and mortality. Neutrolin is currently in a Phase 3 clinical study in patients undergoing chronic hemodialysis via a central venous catheter. The company is planning to conduct its second Phase 3 study in patients with cancer receiving IV parenteral nutrition, chemotherapy and hydration via a chronic central venous catheter, subject to sufficient resources. If successful, the two pivotal studies may be submitted to the FDA for potential approval for both patient populations. Neutrolin has FDA Fast Track status and is designated as a Qualified Infectious Disease Product, contributing to potentially accelerated FDA review and up to 10 years of market exclusivity upon potential U.S. approval. It is already a CE Marked product in Europe and other territories. CorMedix is also seeking to unlock additional value for its taurolidine-based technology by establishing collaborative partnerships in oncology and medical device applications. For more information visit: www.cormedix.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management's expectations, beliefs, goals, plans or CorMedix's prospects, future financial position, financing plans, future revenues and projected costs should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including: the ability to retain and hire necessary personnel to staff our operations appropriately; the cost, timing and results of the ongoing and planned Phase 3 trials for Neutrolin® in the U.S. and the resources needed to commence and complete those trials; obtaining additional financing to support CorMedix's research and development and clinical activities and operations; and the risks and uncertainties associated with CorMedix's ability to manage its limited cash resources. These and other risks are described in greater detail in CorMedix's filings with the SEC, copies of which are available free of charge at the SEC's website at www.sec.gov or upon request from CorMedix. CorMedix may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. CorMedix assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

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